Exhibit 10.35
CERTAIN INFORMATION IDENTIFIED WITH THE MARK “(***)”, “(***%***)” AND “(***$***)” HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE SUCH INFORMATION IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL

CATALOG PRODUCT SUPPLY AGREEMENT- OEM RESALE

(GE Healthcare Life Sciences Catalog Product)

1. GEHC GE Healthcare Bio-Sciences Corp. 100 Results Way Marlborough, MA 01752 ("GEHC")			2. PURCHASER Somalogic Inc. 2945 Wilderness Place Boulder, CO 80301 ("Purchaser")
3. PRODUCT			4. COMBINATION PRODUCT
PRODUCT	CODE	UNIT SIZE	Biomarker Assay Kit
Streptavidin Mag Sepharose	29098684	(***)

5. MINIMUM PURCHASE REQUIREMENT Annual Minimum Purchase Requirement of (***).			6. FIELD Life sciences research and in-vitro clinical diagnostic uses but excluding any use in the production of biotherapeutics and any in-vivo applications
7. LICENSED TRADEMARKS NONE			8. TERRITORY Worldwide
9. EFFECTIVE DATE AND TERM

Effective Date: August 15, 2017 Expiration Date: December 31, 2020
The parties may mutually agree to extend this Agreement for (***) after the expiration of the initial term by providing at least (***) prior written notice for each such additional term.

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the Effective Date as set forth in Section 9 above.

GE HEALTHCARE BIO-SCIENCES CORP.		SOMALOGIC INC.

Name:	Liz Kasberg	Name:	Matt Norkunas
Title:	GM Consumables North America	Title:	Chief Financial Officer
Date:	Sep 8, 2017	Date:	Sep 1, 2017

1 of 15

1.Definitions

"Affiliate" means any entity that directly or indirectly controls, is controlled by or is under common control with a party, for so long as such control continues. For the purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the controlled entity, whether through the ownership of voting securities, partnership, other ownership interests, by contract or otherwise.

"Combination Product" means the product listed on Box 4, Page 1 that conforms to quality and workmanship standards and incorporates the Product.

"Confidential Information" means, with respect to a party (the "Disclosing Party"), subject to the exceptions set forth herein, any non-public information of a confidential and proprietary or secret nature, in whatever form or media, relating to such party or any of its Affiliates or their respective businesses or operations, whether or not technical in nature and whether or not the information has been provided or disclosed to the other party (the "Recipient") prior to or after the date of this Agreement (together with any notes, summaries, reports, analyses or other material derived by the Recipient of such information or its Representatives that contain or otherwise reflect such information) that is
(a) in writing and clearly marked or identified as confidential at the time of disclosure or, if disclosed orally or visually, identified as confidential at the time of disclosure and then reduced to writing, marked confidential, and provided to the Recipient within thirty (30) days after disclosure; or (b) under conditions or is of such a nature that should reasonably be understood to be confidential to the Disclosing Party. Such information shall include, without limitation: (i) the existence and terms of this Agreement; (ii) information of technical or scientific nature relating to or concerning know how, technical data, computer programs and systems. designs, data bases, inventions, manufacturing or engineering techniques and procedures, equipment. materials, product designs and specifications, test and quality assurance procedures, research and research projects, and plans for future development; (iii) information of business nature, including without limitation trade secrets, prices of the Product and any other pricing information, sales data, customer lists and other information related to customers, customer purchase history, marketing or sales plans, distribution details. product plans. business strategies, costs, profits, formulae, markets, information related to suppliers, customers, agents and/or consultants and information relating to employees, and training methods; (iv) all information that is designated as "confidential" or "proprietary" by the Disclosing Party at the time of disclosure; and (v) information entrusted to a party or any of its Affiliates by any third party on a confidential basis and identified as such by the Disclosing Party at the time of disclosure.

"End User" means an individual or entity that purchases a Combination Product solely for its internal use and not for resale.

"Field" means the field of use set forth in Box 6, Page 1.

"Intellectual Property Rights" means all worldwide (i) inventions, whether or not patentable; (ii) patents and patent applications; (iii) trademarks, service marks. trade dress. logos. internet domain names and trade names, whether or not registered, and all goodwill associated therewith, (including the Trademarks); (iv) copyrights and related rights, whether or not registered; (v) computer software, data, databases, files and documentation and other materials related thereto; (vi) trade secrets and confidential, technical and business information; (vii) all rights therein provided by bilateral or international treaties or conventions; and (viii) all rights to sue or recover and retain damages and costs and attorney's fees for past. present and future infringement or misappropriation of any of the foregoing.

"Minimum Purchase Requirement" means Purchaser's minimum purchase obligation in each calendar year as set forth in Box 5, Page 1.

"Permitted Affiliate" means an Affiliate of Purchaser that is permitted to sell Product solely in connection with Combination Product under the terms and conditions of this Agreement; provided that, (i) each such Affiliate has agreed in writing to comply with the terms of this Agreement and all applicable law, including all export. anti-money laundering and restricted country treaties, statutes, or other relevant laws or regulations and (ii) Purchaser shall cause such Affiliate to stop selling Product without undue delay upon written notice from GEHC.

"Permitted Distributor" means a third party that has a valid and existing agreement with Purchaser that permits such third party to sell Combination Product; provided that. (i) such third party has agreed in writing to comply with the terms of this Agreement and all applicable law, including all export, anti-money laundering and restricted country treaties. statutes. or other relevant laws or regulations and (ii) Purchaser shall cause such third party to stop selling Product without undue delay upon written notice from GEHC.

"Product" means the product set forth in Box 3, Page 1. and which. pursuant to the terms of this Agreement. will be incorporated into and sold as a part of the Combination Product.

"Representative" means a director. officer. employee. consultant or agent of a party when acting on that party's behalf. "Territory" means those jurisdictions set forth in Box 8, Page 1.

"Trademarks" means mean all trademarks. service marks. logos. internet domain names and trade names. whether or not registered, and all goodwill associated therewith. associated or used in connection with the Product (including, without limitation, "GE," "GECH,"
2 of 15

"General Electric", "Amersham", and "Whatman") together with all other trade dress. labels. designs. markings, notices or other means of identification which are part of or applied to any Product or its packaging.

For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the use herein of the plural shall include the single and vice versa and the use of the masculine shall include the feminine; (bl the use of the term "including" or "includes" means "including [includes) but [isl not limited to";
(c) the words "herein," "hereof," "hereunder," and other words of similar import refer to this Agreement as a whole and not to any particular provision. Additional terms may be defined throughout this Agreement.

2.Supply of Product; Limitations
2.1Subject to the terms and conditions of this Agreement, GEHC hereby appoints Purchaser. and Purchaser hereby accepts the appointment, as a non-exclusive re-seller of the Product, without modification, solely as part of the Combination Product to End Users within the Field in the Territory.
2.2Pursuant to Section 2.1, Purchaser may sell Combination Product incorporating Product through its Permitted Affiliates or Permitted Distributors; provided that (i) Purchaser shall be fully responsible and liable for the acts and/or omissions of any Permitted Affiliate or Permitted Distributor and (ii) Purchaser shall cause each Permitted Affiliate and Permitted Distributor to fully comply with the terms and conditions of this Agreement.
2.3GEHC shall not have any obligation to sell or provide Product to any Affiliate of Purchaser that is a competitor of GEHC.
2.4Purchaser acknowledges that in the performance of this Agreement one or more Affiliates of GEHC may manufacture. sell and/or deliver the Product purchased hereunder.

3.Rights and Limitations
3.1No right or license is granted to Purchaser or any Permitted Affiliates to use the Product for any purpose other than as expressly provided herein. In no event shall Purchaser, its Permitted Affiliates or Permitted Distributors (i) sell. offer for sale or otherwise distribute Product as a stand-alone product or in connection with any product other than the Combination Product; (ii) sell. offer for sale or otherwise distribute Product for use outside the Field; or (iii) alter. modify, reverse engineer, decompile, disassemble, deconstruct, improve or otherwise the Product or create any derivative works based upon Product.
3.2Unless otherwise agreed to by the parties in writing, Purchaser will ensure that all sales of Product shall be to End Users and will be expressly conditional upon such End User's written agreement not to make. have made. modify, sell, re-sell or otherwise transfer or distribute Product in any manner or by any means, on a stand-alone basis or as part of an assembly or system.
3.3All rights not expressly granted by GEHC hereunder are reserved to GEHC. Without limiting the generality of the foregoing, GEHC and Purchaser expressly acknowledge that nothing contained herein shall be construed or interpreted as a grant, by implication or otherwise, of any rights other than the limited right expressly granted in Section 2.1, either expressly, by implication or by estoppel.
3.4Notwithstanding anything herein to the contrary, GEHC reserves the right to: (i) make, use and sell Product for itself, and to grant licenses to others in respect thereof, for any purpose whatsoever; and (ii) sell, offer for sale and/or have sold, either by itself, its Affiliates or any other person or entity, the Product on a stand-alone basis or in combination with other products, instruments or devices.
3.5Subject to Section 3.l(iii). in the event Purchaser, its Permitted Affiliate or Permitted Distributor creates or discovers any intellectual property (whether patentable or not) arising from use of the Product, Purchaser will promptly notify GEHC in writing of such intellectual property and will grant to GEHC an option to a world-wide non-exclusive license, with the right to sublicense, to any such intellectual property, discovery or invention (whether patentable or not) upon reasonable business terms and conditions to be negotiated in good faith by the parties.

4.Change Control
4.1.Notwithstanding anything to the contrary contained in this Agreement, GEHC reserves the right. in its sole discretion, without incurring any liability to Purchaser, its Permitted Affiliates or Permitted Distributors, exercisable upon written notice to Purchaser to (i) alter the specifications for any Product; (ii) discontinue the manufacture, purchase or sale of any Product; or (iii) commence the manufacture and/or sale of new Product having features that make any Product wholly or partially obsolete. The receipt by Purchaser of notice from GEHC discontinuing the manufacture or sale of any Product shall be deemed an amendment to the product specifications included in GEHC's product catalog. Sufficient notice shall include via GEHC's website, electronic mail, fax or letter. GEHC's Change Control Notification Process and Discontinuation Notification Policy are in Exhibit A attached hereto.
Notwithstanding the foregoing paragraph, Purchaser reserves the right to terminate this contract for cause in accordance with Section 14.2 with no penalty, if (a) the form, fit or function of the Product changes and, in Purchaser's reasonable judgment, thereby renders the Product incompatible with Purchaser's products or services or adversely affects Purchaser's ability to perform its services or produce or sell its products, and (bl after a good faith effort, GEHC does not yield an acceptable resolution during the
3 of 15

cure period as provided in Section 14.2. For the avoidance of doubt, if the conditions under (al and (bl of this paragraph are met, GEHC will be deemed to have failed to perform a material obligation under this Agreement and Purchaser may assert its rights and available remedies.
4.2.GEHC shall use reasonable efforts to fill all pending orders (if any) from Purchaser (and its Permitted Affiliates) for any such altered or discontinued Product that has been accepted by GEHC, but not yet shipped, on the date GEHC gives notice pursuant to Section 4.1. In the event the Product is substantially altered or discontinued, Purchaser may, within sixty (60) days aft I receipt of notice from GEHC. submit a final purchase order for the Product in a quantity up to and including the quantity needed to satisfy the first six (6) months of the most recent forecast under Section 5.14, which GEHC shall accept and fulfill under the terms and conditions of this Agreement.

5.Ordering; Delivery; Forecasts
5.1.Purchaser (directly or through a Permitted Affiliate) will order Product from GEHC under the terms and conditions of sale contained in this Agreement. Only Purchaser and its Permitted Affiliates may submit a purchase order to GEHC for Product. When used in this Section 5, "Purchaser" shall mean Purchaser and its Permitted Affiliates.
5.1.1GEHC shall not have any obligation to sell or provide Product to any Permitted Affiliate that is or becomes a competitor of GEHC, either directly or indirectly.
5.1.2Purchaser acknowledges that this Agreement covers the purchase of Product by Purchaser and its Affiliates within the Territory only.
5.2.Each time Purchaser wishes to purchase Product from GEHC, it shall submit a purchase order to GEHC. Such purchase orders shall be submitted in writing by means and in a form as specified from time to time by GEHC. Each purchase order shall specify (i) the purchase order number; (ii) the catalog number of Product; (iii) the quantities of Product ordered; and (iv) the shipping address.
5.3.Upon receipt of a purchase order in accordance with this Agreement, GEHC shall endeavor to sell to Purchaser, on a non-exclusive basis, the Product covered by such purchase order out of GEHC's available inventory at such time. All purchase orders are subject to (i) GEHC's on-going credit review and approval and (ii) GEHC's on-going determination that Purchaser and the proposed purchase order comply with all applicable laws and regulations.
5.4.Purchase orders from Purchaser to GEHC shall be placed through GEHC's customer service in the region for which the purchase order has been placed (i.e. Purchaser's orders for the United States shall be through GEHC's US customer service. Purchaser's orders for the United Kingdom shall be through GEHC's customer service covering the United Kingdom, etc.). GEHC shall have no obligation to fulfill orders placed in the wrong region.
5.5.In the event that any terms or conditions in a purchase order conflict with, or are in addition to, the terms and conditions of this Agreement. the terms and conditions of this Agreement shall control and such conflicting or additional terms in purchase order shall have no force or effect. No modification or waiver of the terms of this Agreement will be effective unless in writing explicitly amending this Agreement and signed by an authorized representative of each Party. Orders will be deemed accepted by GEHC upon Purchaser's receipt of GEHC's order confirmation with any modifications to requested quantities or delivery dates on Purchaser's purchase order made by GEHC on the front of the order confirmation as the final agreement between GEHC and Purchaser.
5.6.GEHC will select the method of shipment and the carrier to be used for shipment of Product ordered hereunder. All Product shipped hereunder shall be delivered FOB destination (UCC) in the United States. Puerto Rico and Canada. and CIP destination (lncoterms 2010) in any other country. It is hereby agreed that EXW and DDP delivery terms are not supported by GEHC. Partial deliveries of Product hereunder shall be permitted.
5.7.Risk of loss and full legal and equitable interest and title in and to Product shall pass to Purchaser upon delivery to the common carrier. GEHC will not be responsible for any loss or damage to Product following delivery to the common carrier.
5.8.Product cannot be returned without prior written authorization by GEHC. Except for Product returned pursuant to Sections 5.10 and 12.4, a fee may.be applied to shipments returned for exchange or credit.
5.9.GEHC will use all reasonable endeavors to avoid delay in delivery on the notified delivery dates. Failure to deliver by the specified date will not be a sufficient cause for cancellation. nor will GEHC be liable for any direct, indirect, consequential or economic loss due to delay in delivery.
5.10.Purchaser shall notify GEHC within five (5) business days in writing of any short delivery or defects reasonably discoverable on careful examination. GEHC's sole obligation shall be, at its option, (i) in the case of defective Product, to replace, repair or provide Purchaser with a refund for such Product, in accordance with Section 12.4 or (ii) in the case of short delivery, refund the purchase price actually paid for any undelivered Product.
4 of 15

5.11.If Purchaser fails to accept delivery of any Product within ten (10) business days after receiving notice from GEHC that Product are ready for delivery, GEHC may dispose of or store such Product at Purchaser's expense.
5.12.Where delivery of any Product requires an export license or other authorization before shipment. GEHC shall not be responsible for such license or authorization, or any loss, liability, fee or expense in any way connected thereto.
5.13.Each full calendar year during the term of this Agreement. commencing on January 1, 2018, Purchaser shall have the obligation to purchase the Minimum Purchase Requirement and, for any partial calendar years during the term beginning on the first day of the calendar month, Purchaser shall have the obligation to purchase a prorated Minimum Purchase Requirement calculated monthly. If Purchaser fails to purchase the Minimum Purchase Requirement in any applicable calendar year set forth, then following the conclusion of such period, GEHC shall submit an invoice to Purchaser for the amount by which the Minimum Purchase Requirement in such period exceeds the aggregate value of all purchases of Product made by Purchaser during such period, and Purchaser shall be responsible for making up the shortfall. Purchaser may place a purchase order for Product to cover such shortfall, or Purchaser may satisfy the shortfall by paying the invoice.
5.14.Purchaser agrees that, each calendar month, it will provide GEHC with its forecast of the quantity and required delivery date of the Product that Purchaser will require to purchase from GEHC during the twelve (12) following months. The first six (6) months of each such forecast shall be binding on Purchaser and the six (6) following months shall be non-binding. Notwithstanding the provisions of Section 4.1. GEHC agrees that it will supply Purchaser with the quantity of the Product that Purchaser is bound to purchase during the six (6) month period following each monthly forecast. For clarification. no Product will be shipped to Purchaser until a relevant purchase order is received and accepted by GEHC as set forth herein, unless the Minimum Purchase Requirement has not been properly ordered on or before October 1 of the relevant calendar year. In such event, if prepared to do so, GEHC may ship Product to meet the Minimum Purchase Requirement so that delivery is within the then-current year. If Purchaser's actual needs for Product exceeds the binding forecast, GEHC shall use commercially reasonable efforts to supply Purchaser with the excess Product. but shall bear no liability to Purchaser if GEHC cannot supply such excess quantity.

6.Pricing; Payments
6.1.Pricing for Product through (***) shall be in accordance with Exhibit B attached hereto. In the event GEHC increases the price for subsequent years, Purchaser shall be notified of such increase no less than (***). Purchaser will timely pay the purchase price in accordance with the terms set forth herein.
6.2.All payments hereunder shall be due and payable to GEHC (***).
6.3.All payments due and payable by Purchaser to GEHC under this Agreement are exclusive of any Value Added Tax ("VAT"), sales and use tax;·goods and services tax and similar indirect taxes. In the event that any VAT, sales and use tax, goods and services tax and similar indirect taxes are properly due under any applicable law, regulation or otherwise. this shall be charged by GEHC in addition to any other payments due hereunder and shall be payable by Purchaser on receipt of a valid invoice issued by GEHC, unless Purchaser provides GEHC with valid exemption documentation allowing GEHC not to charge the relevant indirect taxes. In addition and in the case of US domestic transactions only (i) in the event GEHC is assessed taxes. interest and penalty by any taxing authority, Purchaser agrees to reimburse GEHC for any such taxes. including any interest or penalty assessed thereon; and (ii) each party is responsible for any personal property or real estate taxes on property that the party owns or leases, for franchise and privilege taxes on its business, and for taxes based on its net income or gross receipts.
6.4.The price payable by Purchaser for Product hereunder does not include the cost of handling, freight. shipping, packaging of Product. charges, levies. duties, assessments and other fees of any kind imposed by any governmental authority, or the cost of insurance from the time the Product leaves GEHC's premises. Such costs shall be invoiced to Purchaser who shall pay such costs together with the prices hereunder.

7.Records and Audits
7.1.Purchaser shall at all times during the term of this Agreement, and for a period of five (5) years thereafter, keep true and accurate records relating to its sale of Combination Product in sufficient detail to enable GEHC to determine Purchaser's, its Permitted Affiliates' and Permitted Distributors' compliance with this Agreement. Such records shall also include full-lot traceability by product serial number to enable GEHC to identify all End Users of the Combination Product sold by Purchaser, its Permitted Affiliates and Permitted Distributors. In the event that GEHC is required to, or determines in its sole discretion to, conduct a product recall or withdrawal of the Product, Purchaser will cooperate with GEHC in connection with such recall or withdrawal.
7.2.GEHC shall have the right at its own expense, to appoint an independent auditor reasonably acceptable to Purchaser to review Purchaser's and/or its Permitted Affiliates' records that are necessary to verify compliance with this Agreement. For avoidance of doubt. the scope of such audit shall include all records required to be maintained under Section 7.1. Such audits shall be performed upon reasonable advance notice during normal business hours and may not be called for more frequently than once in any calendar year. The foregoing restriction is hereby waived by if any such audit reveals that Purchaser, its Permitted Affiliate or Permitted Distributor has failed to comply with the terms and conditions of this Agreement.

5 of 15

8.Trademark
8.1Purchaser shall have no right to use any Trademarks in connection with Combination Product whatsoever.
8.2Purchaser acknowledges and agrees that:
8.2.1GEHC and/or its Affiliates own all Trademarks;
8.2.2It is not contemplated that Purchaser will acquire any rights in the Trademarks, but in all cases, any rights Purchaser may acquire in any Trademark shall be assigned to GEHC or its designee absolutely and Purchaser agrees to enter into any and all documents necessary to effectuate such assignment; and
8.2.4Purchaser does not have any rights or any title whatsoever in or to GEHC's technology, trade name or in or to any of the Trademarks.

9.Other Proprietary Rights; Infringement
9.1.All right, title and interest worldwide in the Intellectual Property Rights in or associated with the Product shall at all times remain vested solely and exclusively in GEHC and its Affiliates.

10.Compliance
10.1.Purchaser represents and warrants that it shall comply with all applicable laws and regulations in connection with the sale and use of Combination Product, including, without limitation all applicable laws and regulations issued by the country of origin, the U.S. government, the United Nations or other similar international organization regarding export and/or import of Product as part of Combination Product.
10.2.Purchaser shall not pay, offer or promise to pay, or authorize the payment directly or indirectly through any person or firm, anything of value (in the form of compensation, gift, contribution or otherwise) to:
10.2.1any person or firm employed by or acting for or on behalf of any customer, whether private or governmental, for the purpose of inducing or rewarding any favorable action by the customer in any commercial transaction or in any governmental matter; or
10.2.2any governmental official, political party or official of such party, or any candidate for political office, for the purpose of inducing or rewarding favorable action or the exercise of influence by such official, party or candidate in any commercial transaction or in any governmental matter.

11.Confidentiality
11.1.During the term of this Agreement and a period of five (5) years thereafter, Purchaser and GEHC agree to keep confidential and not to disclose any Confidential Information of or about the other party to a third party and not to use such Confidential Information other than for the purpose of this Agreement.
11.2.The undertakings of non-disclosure and non-use in this Section shall not apply to:
11.2.1Information that at the time of disclosure or subsequently is published or otherwise generally available to the public other than through any act or omission on the part of the recipient party; or
11.2.2Information that was in the possession of the recipient party at the time of disclosure, as evidenced by the recipient party's written records; or
11.2.3Information acquired from a third party who has the lawful right to make such disclosure as evidenced by the recipient party's written records; or
11.2.4Information that is independently developed by the recipient party without reference to or use of the materials comprising, or reverse engineering involving, the Confidential Information disclosed under this Agreement as evidenced by the recipient party's written records; or
11.2.5Information that is required to be disclosed by the recipient party pursuant to a legally enforceable order, direction or other regulation but any such disclosure shall be only so far as necessary to give effect thereto.
11.3Each party shall exercise all reasonable precautions to prevent the disclosure of Confidential Information of a Disclosing Party by its employees or representatives, and in any event shall maintain with respect to such Confidential Information a standard of care which is no less than that standard which the Recipient maintains to prevent the disclosure of its own confidential information.
6 of 15

11.4Upon termination of this Agreement at the written request of a Disclosing Party, Recipient agrees to destroy or return at once to the Disclosing Party, without copying, except for a single record copy of the Confidential Information kept solely for the purpose of ascertaining the Recipient's rights and obligations in the event of a dispute hereunder, all originals and copies of all materials (other than this Agreement) containing any Confidential Information of the Disclosing Party, but the Recipient will not be obligated to search files on routine computer system backup tapes, disks, or other backup storage devices as long as such files are not used, disclosed, or otherwise recovered from such backup devices.

12.Warranty; Disclaimer
12.1Each party warrants and represents to the other that:
12.1.1The execution, delivery and performance of this Agreement by it does not conflict with or contravene its certificate of incorporation or by-laws, nor will the execution, delivery or performance of this Agreement by it conflict with or result in a breach of, or entitle any party thereto to terminate, any agreement or instrument to which it is a party, or by which any of its assets or properties is bound.
12.1.2This Agreement has been duly authorized, executed and delivered by it and constitutes a legal, valid and binding agreement of such party, enforceable against it in accordance with its terms.
12.1.3.It has the legal right and authority to enter into and perform its obligations under this Agreement.
1i2Purchaser shall not do any act or fail to do any act, if such act or failure to act would materially harm GEHC, including without limitation, misrepresent, misuse or misapply the Product. Each warranty given by GEHC in this Section 12 is given solely to, and may only be relied upon by, Purchaser and shall not extend to any End User, subsequent purchaser, transferee or assignee of any Product.
12.3Purchaser shall be fully and exclusively responsible for all warranties given to End Users, whether or not such warranties are greater than or in addition to the express warranties set forth in Section 12.4 of this Agreement. Purchaser agrees to indemnify, defend and hold harmless GEHC and its Affiliates and Representatives from and against any and all claims by any person, whether or not such person is an End User, arising from, relating to, or in connection with any warranty given by Purchaser, whether express or implied.
12.4GEHC warrants that the Product provided hereunder will substantially conform to the specifications included in GEHC's product catalog at the time of shipment. All warranty claims on Product must be made within ninety (90) days of Purchaser's and/or the relevant Permitted Affiliate's receipt of the Product. GEHC's sole liability and Purchaser's exclusive remedy for a breach of this warranty is limited to repair of, replacement of, or refund of the purchase price actually paid by Purchaser for such Product, at the sole option of GEHC.
12.5EXCEPT AS EXPRESSLY PROVIDED HEREIN, GEHC MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY (INCLUDING WITHOUT LIMITATION, ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS) AS TO ANY MATTER WHATSOEVER. PURCHASER SHALL NOT HAVE THE RIGHT TO MAKE OR EXTEND, AND SHALL TAKE REASONABLE MEASURES TO ENSURE THAT NEITHER IT, ITS EMPLOYEES NOR ANY PERMITTED AFFILIATE MAKE ANY SUCH WARRANTY OR REPRESENTATION ON BEHALF OF GEHC TO ANY END USER OR OTHER THIRD PARTY.
12.6Notwithstanding anything to the contrary herein, GEHC shall have no liability under the warranties contained in this Section 12 arising from: (i) the use of the Product in combination with any software, tools, hardware, equipment, supplies, accessories or any other materials or services not furnished by GEHC or recommended in writing by GEHC other than as a Combination Product; (ii) fair wear and tear or; (iii) fraud, willful damage or negligence of Purchaser or any of its Permitted Affiliates or Representatives; (iv) shipping, storage or working conditions after GEHC's delivery of the Product to the common carrier; (v) failure to follow GEHC's use restrictions, recommendations or instructions; (vi) any alteration, modification, repair or enhancement of the Product by Purchaser or any third party, without GEHC's prior written consent; (vii) any misuse of the Product or Purchaser's use of the Product not in accordance with Specifications; (viii) any allegation that Purchaser's use of Product infringes the Intellectual Property Rights of any other Person; (ix) any Product damaged or lost as a result of a force majeure event; or (x) any Product, if the price payable for such Product has not been paid in full in accordance with the terms of this Agreement.

13.Indemnity
13.1Purchaser agrees to indemnify, defend and hold harmless GEHC, its Affiliates, customers, successors and assigns, as well as each of their respective directors, officers, shareholders, employees and advisors (collectively, the "GEHC lndemnitees"), from and against any and all claims, demands, losses, liabilities, expenses, or damages (including investigative costs, court costs and attorneys' fees) that any GEHC lndemnitee may suffer, pay, or incur as a result of, or in connection with:
13.1.1any breach by Purchaser, its Permitted Affiliates, Permitted Distributors, employees or agents of any of Purchaser's obligations or representations and warranties set forth in this Agreement;
7 of 15

13.1.2any fraud, gross negligence or intentional misconduct by Purchaser, its Permitted Affiliates, Permitted Distributors, employees or agents in connection with this Agreement
13.1.3any claims (including, without limitation, claims of infringement or alleged infringement, death, personal injury, illness or property damage) arising out of the exploitation of the rights granted under this Agreement or otherwise arising out of use, sale or distribution of the Product or Combination Product by Purchaser, its Permitted Affiliates, Permitted Distributors, employees or agents hereunder; or
13.1.4representations, warranties or statements made by Purchaser, its Permitted Affiliates, Permitted Distributors, employees or agents in regard to the Product, which are not specifically authorized by GEHC herein or otherwise in writing.
13.2GEHC shall promptly notify Purchaser in writing of any and all such claims for which it seeks indemnification hereunder.

14.Term and Termination
14.1Unless otherwise terminated as provided for in this Agreement, this Agreement shall become effective as of the Effective Date indicated in Box 9, Page 1 and remain in effect through the Expiration Date indicated in Box 9, Page1. The parties may mutually agree to extend this Agreement for successive one-year terms after the expiration of the initial term by providing at least 30 days' prior written notice for each such additional term.
14.2If either GEHC or Purchaser (a) fails to materially perform any of its obligations under this Agreement, or (b) materially breaches any representation or warranty made by it herein, then the non-defaulting party shall have the right to terminate this Agreement if such default or breach shall not have been cured within sixty (60) days after the non-defaulting party has given written notice to the defaulting party specifying the nature of such default or breach. Notwithstanding the foregoing, in the event that Purchaser fails to make payment for any undisputed amount due and payable hereunder when due, this Agreement shall terminate fifteen (15) days after written notice from GEHC of its intent to terminate for non-payment.
14.3This Agreement may be terminated immediately by GEHC in the event of (i) Purchaser's insolvency, receivership, or voluntary or involuntary bankruptcy, (ii) an assignment by Purchaser for the benefit of creditors; or (iii) any substantial part of Purchaser's property being or becoming subject to any levy, seizure, assignment or sale for or by any creditor or governmental agency without being released or satisfied within thirty (30) days thereafter.
14.4This Agreement may be terminated by GEHC upon written notice immediately upon Change of Control of Purchaser. As used herein, Change of Control of Purchaser means the sale of all or substantially all the assets of Purchaser; any merger, consolidation or acquisition of Purchaser with, by or into another corporation or other legal entity; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of Purchaser in a single transaction.
14.5This Agreement may be terminated by either party without cause upon not less than six (6) months' prior written notice. In the event of such termination, Purchaser acknowledges that it has full financial responsibility for all purchase orders issued by Purchaser and accepted by GEHC (not yet paid) or the full amount of the Minumum Purchase Requirement for the then-current year, whichever greater and that payment shall be rendered by Purchaser within thirty (30) days after the termination date.
14.6Upon the termination of this Agreement:
14.6.1In the event that this Agreement is terminated by GEHC for cause under Sections 14.2, 14.3 or 14.4, Purchaser shall remain responsible to make any shortfall payment due, in accordance with Section 5.13 and that payment shall be rendered by Purchaser within (***) after the termination date.
14.6.2In the event of termination for any reason other than for cause by GEHC pursuant to Sections 14.2, 14.3 or 14.4, Purchaser, its Permitted Affiliates and Permitted Distributors may continue to sell or offer for sale Combination Product which (i) are in Purchaser's inventory on the termination or (ii) which are supplied on or after the termination date, during the twelve (12) month period following such termination (the "Sell Off Period"). For avoidance of doubt, Purchaser's, its Permitted Affiliates' and Permitted Distributors' sale of Combination Product during the Sell Off Period shall be made in compliance with the terms and conditions of this Agreement. In the event that this Agreement is terminated by GEHC pursuant to Sections 14.2, 14.3 or 14.4, Purchaser. its Permitted Affiliates and Permitted Distributors shall destroy all remaining inventory of Product without undue delay and such destruction shall be certified to GEHC in writing by a member of Purchaser's senior management or other executive officer within (***).
14.6.3Any purchase order placed by Purchaser and accepted by GEHC prior to the effective dote of termination of this Agreement may only be cancelled wit the prior written consent of GEHC.
14.6.4Promptly upon termination for any reason, Purchaser shall, and shall cause all of its Permitted Affiliates to. (i) cease using the Trademarks (except as necessary during on applicable Sell Off Period) and (ii) destroy or return all Confidential Information to GEHC in accordance with Section 11.4.
14.6.5Termination or expiration of this Agreement shall not relieve either party of its obligations hereunder and each party shall retain all legal and equitable remedies after such termination or expiration. The rights and obligations in the following
8 of 15

clauses shall survive any termination of this Agreement to the degree necessary to permit their complete fulfillment or discharge: 6, 10, 11, 12, 15, 16, 17 and 19.
14.7.For the avoidance of doubt. the acceptance of any purchase order from, or the sole of any Product to, Purchaser after the expiration or termination of this Agreement shall not be construed as a renewal or extension. nor as a waiver of expiration or termination. of this Agreement. In the absence of a written agreement between the parties relating to the purchase of such Product, all such transactions shall be individually governed by GEHC's standard terms and conditions governing such Product in place from time to time.

15.Force Majeure
15.1.The obligations of either party hereunder shall be excused or suspended to the extent performance is prevented or delayed by any future condition. which (i) is beyond the reasonable control. and without the fault or negligence, of the party affected thereby, (ii) was not foreseeable by such party at the time this Agreement was entered into, and (iii) could not have been prevented by such party taking reasonable steps. Such conditions shall include but not be limited to war, terrorism, mobilization, riots, fire, explosion, flood, insurrection. embargo, currency restriction, shortage of transport. general shortage of material and acts or omissions or governments in their sovereign capacity.
15.2.The party invoking Section 15.1 hereof shall, within (***) after commencement of the condition there mentioned, give written notice thereof, and of the anticipated consequences thereof, to the other party. Within seven (7) days after termination or cessation of such condition, the affected party shall give further written notice to the other party detailing the actual results of such condition.
15.3.In the event of any such condition, the party affected thereby shall toke all reasonable measures to mitigate and minimize the effect of the condition. and to resume as promptly as possible the diligent performance of its obligations under this Agreement. Nothing in this section shall, however, obligate either party to settle strikes or other labor disputes except on terms and conditions. which it. in the exercise of its sole discretion. deems appropriate.

16.Governing Law and Disputes
16.1This Agreement shall be governed by, and construed and enforced in accordance with. the laws of the State of New York, without regard to conflict of law principles; except that. any matter touching or concerning intellectual property rights shall be governed by the lows of the jurisdiction in which such rights were granted. In no event shall this Agreement be governed by the UN Convention on Contracts for the International Sole of Goods
16.2Any dispute. controversy, or claim relating to this Agreement ("Dispute") shall be resolved first through good faith negotiations between the parties. If the Dispute cannot be resolved through good faith negotiation. then the parties agree to submit the Dispute to mediation. The requirement of mediation and negotiation may be waived upon mutual written consent of Purchaser and GEHC.
16.3If the Dispute is not otherwise resolved through negotiation or non-binding mediation within a reasonable time period (such time period not to exceed seventy-five (75) days from the date the Dispute was first notified by either party to the other), either party may submit the Dispute exclusively to the courts of the State of New York.
16.4THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO A TRIAL BY JURY.

17.Notices
All notices and other communications hereunder shall be in writing. All notices hereunder shall be delivered personally, or sent by national overnight delivery service or postage pre-paid registered or certified U.S. mail, and shall be deemed given: when delivered, if by personal delivery or overnight delivery service; or if so sent by U.S. mail, three (31 business days after deposit in the mail, and shall be sent to the address set forth in Box 1 or Box 2, Page 1, as applicable, or to such other place as either party may designate by written notice to the other in accordance with the terms hereof.

18.Licenses, Permits and Export Control
18.1.Each party shall apply and obtain from any appropriate governmental authorities all relevant licenses. permits and approvals necessary for the performance of this Agreement and shall bear all related costs arising therefrom. Neither party shall be responsible for the adverse consequences caused by the other party's failure in obtaining (in a timely manner) the aforementioned licenses/permits, and the non-defaulting Party shall be entitled to claim its losses (if any) from the defaulting party.
18.2.Purchaser and GEHC hereby agree that they shall not, except as expressly permitted by applicable laws. make any disposition by way of transshipment. re-export. diversion or otherwise. of U.S. origin goods and technical data, or the direct product thereof. supplied by GEHC hereunder. Purchaser hereby certifies that Product, information or assistance furnished by GEHC or its Affiliates under this Agreement shall not be used in the design, development, production. stockpiling or use of chemical, biological. or other weapons either by the Purchaser or by any entity acting on the Purchaser's behalf.
9 of 15

18.3.Purchaser shall not export the Product or any information or documents provided hereunder within or outside of the Territory without the requisite export license from the relevant body of the United Nations or other similar international organization, the United States Government, the European Union, the country of origin or the original country of export. The requirement to obtain a license may vary depending on the country of destination. the end user, the end use and other factors. Upon request from GEHC, Purchaser shall furnish GEHC with copies of all documents relating to such export.
18.4.The obligations of the parties to comply with all applicable export control laws and regulations shall survive any termination, or discharge of any other contract obligations.

19.Miscellaneous
19.1.Amendments and Modifications. No provision of this Agreement may be amended, modified or otherwise changed, other than by an instrument in writing duly executed by an authorized representative on behalf of each of the parties of this Agreement.
19.2.Successors and Assignment. This Agreement and the rights granted herein shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
19.2.1Neither party hereto shall assign or transfer any of its rights, privileges or obligations hereunder without the prior written consent of the other party hereto. except that either party may assign this Agreement without consent (i) to one or more of its Affiliates or (ii) to any acquirer of or successor to that portion of its business to which this Agreement relates.
19.3Entire Agreement; Counterparts. This Agreement, together with any and all Schedules attached hereto, constitute the full understanding and the entire agreement between the parties as to its subject matter and supersedes any and all prior agreements, understandings and representations (whether oral or written) between the Parties with respect to the subject matter of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
19.4Limitation of Liability.
19.4.1IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT FOR ANY INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL (INCLUDING BUT NOT LIMITED TO LOST PROFITS, LOST DATA, LOST BUSINESS OPPORTUNITY, LOSS OF GOODWILL OR LOST USE) OR PUNITIVE DAMAGES REGARDLESS OF THE FORM OF ACTION, WHETHER CONTRACT, TORT (INCLUDING NEGLIGENCE). STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBlLITY OF SUCH DAMAGES.
19.4.2The total liability of GEHC for any damages incurred under or in connection with this Agreement whether in contract, tort (including negligence). statute or otherwise will, to the extent permissible by law, not exceed an aggregate dollar amount equal to the sales of the applicable Product to Purchaser under this Agreement during the immediately preceding six (6) month period.
19.5Insurance. Purchaser shall obtain and maintain appropriate coverage of general liability, product liability, and public liability insurance in the amount of no less than Five Million Dollars (US$5,000,000) to protect GEHC and its respective trustees, officers, employees, attorneys and agents under the indemnification provided hereunder. GEHC shall be provided appropriate certificates of insurance thereunder upon written request to Purchaser.
19.6Equitable Remedies. The parties hereto agree that irreparable harm may occur in the event of a breach of any of the provisions of this Agreement and that monetary damages alone may be an inadequate remedy for any such breach because of the difficulty of ascertaining and quantifying the amount of damage that may be suffered in any such event. Accordingly, the parties hereby agree that each party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for such breach or threatened breach and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall be in addition to, and not in lieu of, any other rights and remedies available at law or equity.
19.7Relationship. GEHC and Purchaser each acknowledge that they shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Except as expressly provided herein, neither party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, that shall be binding on the other party, without the prior written consent of such other party.
19.8Severability. The invalidity or unenforceability of one or more provisions of this Agreement shall not affect the validity or enforceability of any of the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.
19.9Waiver. The failure of either party to insist upon the performance of any of the terms of this Agreement or to exercise any right hereunder shall not be construed as a waiver or relinquishment of the future performance of any such term or the future exercise of such term by reason of such future events or events not previously insisted upon.
10 of 15

19.10Publicity. Except to the extent required by applicable law, any press-release or other public announcement or statement regarding the existence of this Agreement, or any of its terms or conditions, shall be subject to the other party's written prior approval.
11 of 15

EXHIBIT A
CHANGE CONTROL & DISCONTINUATION NOTIFICATION POLICIES

12 of 15

EXHIBIT B
PRICING THROUGH (***)

Quantity Ordered	Price Per Unit
(***)	(***$***)
(***)	(***$***)
(***)	(***$***)

13 of 15

FIRST AMENDMENT TO CATALOG PRODUCT SUPPLY AGREEMENT-OEM RESALE

This First Amendment to Catalog Product Supply Agreement - OEM Resale ("First Amendment") is entered into and effective as of September 14, 2020, by and between Somalogic, Inc. ("Purchaser") and Global Life Sciences Solutions USA LLC ("GLSS").

WHEREAS, the parties entered into that certain Catalog Product Supply Agreement - OEM Resale, effective as of August 15, 2017, concerning GLSS' desire to sell to Purchaser and Purchaser's desire to purchase from GLSS certain GLSS products (the "Agreement"); and

WHEREAS, the parties now desire to amend the Agreement in accordance with the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the representations and mutual undertakings hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to the foregoing and as follows:

1.All capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement. In the event of a conflict between the capitalized terms defined and set forth in this First Amendment and the defined terms of the Agreement, the definitions set forth in this First Amendment shall control.

2.The Agreement is amended by extending the term of the Agreement through December 31, 2023.

3.The Agreement is further amended by changing any references to GE Healthcare Bio-Sciences Corp. ("GEHC") to Global Life Sciences Solutions USA LLC ("GLSS").

4.Exhibit B of the Agreement is updated by deleting the product/price table in its entirety and replacing such product/price table with the following:

Quantity Ordered Annually of Part # (***) (Strepavidin Mag Seph Beads (***))	Price Per Unit Valid Through December 31, 2023
Up to (***) Units	(***$***)
(***) to (***) Units ((***) Liters)	(***$***)
(***) to (***) Units ((***) Liters)	(***$***)
(***) + Units ((***) Liters)	(***$***)

5.Entire Agreement. In the event of any conflict between the terms and conditions of this First Amendment on the one hand, and the Agreement on the other hand, the terms and conditions of this First Amendment shall govern and control. Except as otherwise expressly provided in this First Amendment, the parties agree that all provisions of the Agreement are hereby ratified and agreed to be in full force and effect and are incorporated herein by reference. This First Amendment and the Agreement contain the entire agreement among the parties relating to the subject matter herein and all prior proposals, discussions and writings by and among the parties and relating to the subject matter herein are superseded hereby and thereby.

THIS SPACE LEFT INTENTIONALLY BLANK

14 of 15

IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed by their duly authorized representatives as of the day and year first above written.

Somalogic, Inc.		Global Life Sciences Solutions USA LLC

Signature:	/s/ Amy Graves	Signature:	/s/ Liz Kasberg
Print Name:	Amy Graves	Print Name:	Liz Kasberg
Title:	Senior Corporate Controller	Title:	Global Commercial Leader
Date:	Oct 2, 2020	Date:	Oct 8, 2020
15 of 15